Exhibit 99.1

Contact:	Media:	Investors:
	Jayne O’Connor	John Elicker
	609-252-5120	212-546-3775
	jayne.oconnor@bms.com	john.elicker@bms.com

	Kathy Baum	Susan Walser
	609-252-4227	212-546-4631
	kathy.baum@bms.com	susan.walser@bms.com

BRISTOL-MYERS SQUIBB ANNOUNCES
FOURTH QUARTER AND TWELVE MONTHS SALES AND EARNINGS FOR 2003

•      Company reports fully diluted EPS increase of 16% to $.22 for the fourth quarter and 44% to $1.51 for the full year ($1.68 on a non-GAAP basis, excluding specified items)

•      Net Sales increased 16% (including favorable foreign exchange of 4%) to $5.6 billion for the fourth quarter, and 14% (including favorable foreign exchange of 4%) to $20.7 billion for the full year

•      ABILIFY® total revenue exceeds $280 million for the full year 2003

•      20% to 30% full year global sales growth of key brands including PLAVIX®, PRAVACHOL®, AVAPRO®/AVALIDE®, SUSTIVA® and PARAPLATIN®

•      Company provides full year 2004 earnings per share guidance of $1.50 to $1.55 on a non-GAAP basis, adjusted to exclude specified items which net to zero (also $1.50 to $1.55 including such items)

(NEW YORK, January 29, 2004) – Bristol-Myers Squibb Company (NYSE:BMY) today reported net earnings of $429 million on sales of $5.6 billion for the fourth quarter of 2003. Fully diluted earnings per share for the quarter were $.22. Excluding specified items described below, fully diluted earnings per share on a non-GAAP basis for the quarter were $.37.  Net earnings for the full year 2003 were $2,952 million on sales of $20.7 billion.  Fully diluted earnings per share for the full year were $1.51.  Excluding specified items described below, fully diluted earnings per share on a non-GAAP basis for the full year were $1.68.

“This was a strong quarter and a strong year for Bristol-Myers Squibb, building on robust momentum achieved throughout 2003,” said Peter R. Dolan, chairman and chief executive officer.  “Growth of 20% or more for key products like PLAVIX, PRAVACHOL, AVAPRO/AVALIDE and SUSTIVA – along with better than expected uptakes on our newer products like ABILIFY and REYATAZ – contributed greatly to our solid performance.”

“Looking ahead, we are hopeful about the application for approval of ERBITUX.  We are moving quickly to implement our new strategy, focusing on high-potential disease areas and placing greater emphasis on specialists and high value primary care prescribers, and continuing to grow R&D and investments behind growth brands.  This strategy will also enable us to transition through the next few years of exclusivity losses and emerge in a stronger leadership position.  While we expect exclusivity losses and new product mix to challenge our margins, we remain committed to investing behind our businesses to maximize our key growth drivers and to advancing our promising pipeline, which includes up to three Phase III compounds that we hope to file in the next 12 to 15 months.”

FOURTH QUARTER RESULTS

•      The Company reported that fourth quarter 2003 net sales increased 16% to $5.6 billion from $4.8 billion in the prior year. This increase in net sales resulted from a 12% increase in volume, and a 4% benefit of foreign exchange. U.S. net sales increased 15% for the quarter. This increase for the quarter is the result of continued strong prescription demand for key brands and new product introductions. International net sales increased 18%, including an 11% favorable foreign exchange impact.

•      Fourth quarter 2003 earnings from continuing operations before minority interest and income taxes increased 36% to $831 million from $612 million in 2002, primarily as a result of higher sales of key pharmaceutical products. Net earnings from continuing operations increased 15% to $429 million in 2003 compared to $374 million in 2002. The effective income tax rate on earnings from continuing operations before minority interest and income taxes was 33.3% in fourth quarter 2003 compared to 25.7% in 2002, due to litigation charges recorded in 2003, partially offset by the implementation of tax planning strategies in 2002. In 2003, both basic and diluted earnings per share from continuing operations increased 16% to $.22 from $.19 in 2002.  Basic and diluted average shares outstanding for the quarter were 1,937 million and 1,973 million, respectively, in 2003 compared to 1,935 million and 1,940 million, respectively, in 2002.

•      Also in the fourth quarter of 2003, the Company changed its method of recognizing revenue for certain sales from date of shipment to the date the products are received by customers to conform with U.S. generally accepted accounting principles (GAAP).  Sales and gross margin for affected shipments were approximately $96 million and $63 million, respectively, at September 30, 2003.

•      The Company continued to invest behind the growth of the business.  Promotional support of new and in-line products grew, with marketing, selling, and administrative expenses increasing 15% to $1,289 million and advertising and product promotion increasing 19% to $464 million. Research and development expenses increased 8% to $714 million.

•      In the fourth quarter of 2003, the Company established reserves for liabilities in connection with certain pending governmental investigations and civil litigation in the total amount of $225 million, comprised of  $125 million in relation to wholesaler inventory issues and certain other accounting matters, and $100 million in relation to pharmaceutical pricing and sales and marketing practices.   These investigations and litigations are described in the Company’s Quarterly Report on Form 10-Q for Third Quarter of 2003.  It is not possible at this time reasonably to assess the final outcome of these investigations or litigations.  In accordance with GAAP, the Company has determined that the above amounts represent minimum expected probable losses with respect to these groups of matters.  Eventual losses related to these matters may exceed these reserves, and the further impact of either one of these groups of matters could be material. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the Company is reasonably likely to be material to the Company’s results of operations and cash flow, and may be material to its financial condition and liquidity.

•      In the fourth quarter of 2003 and 2002, the Company recorded income and expense items comprised of  restructuring, litigation, and research and development, that affected the comparability of the results. The specified items in 2003 include $225 million of pre-tax charges for reserves relating to legal matters as set forth above, $81 million of pre-tax charges related to the initial payments for two licensing agreements, $37 million of pre-tax charges related to the downsizing and streamlining of worldwide operations, and $17 million of pre-tax charges primarily from other litigation settlements, partially offset by $10 million of pre-tax income related to adjustments of prior year restructuring reserves, and an income tax benefit on the above items of $40 million. The charges related to the downsizing and streamlining of worldwide operations include $19 million primarily related to termination benefits for workforce reductions in the Other Healthcare and Pharmaceutical segments due to the rationalization of worldwide operations in Europe, North America and Central America, and $18 million of accelerated depreciation for certain manufacturing facilities in North America expected to be closed by the end of 2006.  The specified 2002 items include primarily pre-tax restructuring and other charges of $95 million.

•      Results for the fourth quarter of 2003 include net pre-tax charges of $60 million to correct accounting errors related to prior periods.  This amount represents charges of $87 million, offset by credits of $27 million.

The charges are comprised of $84 million of increases in marketing, selling and administrative expenses and a $3 million increase to cost of products sold.  These charges primarily relate to corrections of the Company’s historical accounting policies to conform the accounting to GAAP in areas in which the Company believed the impact of its previous practices were immaterial and, to a lesser extent, correction of errors in the application of GAAP.

The credits are comprised of a $13 million decrease to marketing, selling and administrative expenses, and a $14 million increase to other income. These credits primarily relate to correction of errors in the Company’s prior period accounting due to a failure to timely adjust miscellaneous accounts, such as accruals, to required amounts.

The larger items were charges of $67 million to marketing, selling and administrative expenses related to certain international employee benefit plans primarily to reflect a change from the cash to the accrual basis of accounting, and $19 million to marketing, selling and administrative expenses related to employee vacation expenses to reflect a change from the cash to the accrual basis of accounting. There were a number of smaller charges and credits.

As discussed under full year results, the Company is evaluating the cumulative effect of these and other charges and adjustments taken during the year to correct accounting errors.

In addition, a portion of the Company’s income tax provision of $277 million for the fourth quarter of 2003 reflects amounts attributable to prior periods.  The Company is in the process of identifying the portion of that provision which reflects correction of earlier accounting errors.

Also, the Company has reviewed account classifications as appropriate and made certain reclassifications in prior year financial statements to conform to current year presentation.

FULL YEAR RESULTS

•      Net sales for the full year 2003 increased 14% to $20.7 billion from $18.1 billion for the full year 2002. This increase in net sales resulted from a 9% increase in volume, a 4% benefit of  foreign exchange, and a 1% increase from pricing. U.S. net sales increased 12% and international net sales increased 18%, including a 10% favorable foreign exchange impact. At December 31, 2002, the Company recorded deferred revenue totaling $470 million for pharmaceutical products accounted for using the consignment model.  During the year 2003, the Company recognized $321 million of the previously deferred revenue (net of discounts,  rebates and other adjustments totaling $73 million) which reduced the deferred revenue amount to $76 million at December 31, 2003.  Deferred revenue for non-pharmaceutical products comprised $64 million of the $76 million recorded under the consignment model at December 31, 2003.

•      For the full year, earnings from continuing operations before minority interest and income taxes increased 61% to $4,471 million from $2,774 million in 2002. The increase was primarily a result of the sales increase and specified charges of $1,207 million recorded in 2002 for litigation settlements, asset impairment, and in-process research and development.  This increase was partially offset by increased investment in advertising and promotion, and in marketing, selling and administrative expenses. Net earnings from continuing operations increased 45% to $2,952 million in 2003 compared to $2,034 million in 2002. The effective income tax rate on earnings from continuing operations before minority interest and income taxes increased to 26.2% in 2003 from 17.4% in 2002 due primarily to litigation charges recorded in 2003, partially offset by the implementation of tax planning strategies in 2002, which resulted in the reduction of taxes in certain jurisdictions, and an income tax benefit recorded in 2002 for the settlement of prior year tax matters. In 2003, basic and diluted earnings per share from continuing operations increased 45% and 44%, to $1.52 and $1.51, respectively, from $1.05 and $1.05 in 2002, respectively.  Basic and diluted average shares outstanding for the full year were 1,937 million and 1,950 million, respectively, in 2003 compared to 1,936 million and 1,942 million, respectively, in 2002.

•      In the full year 2003 and 2002, the Company recorded income and expense items comprised of restructuring, litigation, and research and development that affected the comparability of the results. The specified items in 2003 include $225 million of pre-tax charges for reserves relating to legal matters as set forth above in the Fourth Quarter Results, $119 million of pre-tax charges related to the rationalization of manufacturing facilities and administrative functions, $102 million of pre-tax charges related to the upfront payments for four licensing agreements and $13 million of pre-tax charges related to a specific restructuring initiative, partially offset by $51 million of pre-tax income from other litigation settlements and the reimbursement of patent defense costs, $37 million of pre-tax income related to adjustments of prior period restructuring reserves and $12 million of pre-tax income primarily related to the revision of estimates for certain divestiture liabilities, and an income tax benefit on the above items of $32 million. The charges related to manufacturing and rationalization activities include $53 million primarily related to termination benefits for workforce reductions in the Pharmaceutical and Other Healthcare segments and downsizing and streamlining of worldwide manufacturing and administrative operations, $53 million for accelerated depreciation for facilities expected to be closed by the end of 2006, $11 million for asset impairments, and $2 million of retention benefits. The specified items in 2002 include a pre-tax litigation charge of $659 million primarily related to BUSPAR and TAXOL® proposed settlements, a $379 million pre-tax charge for asset impairment for ImClone Systems, Incorporated (ImClone), a pre-tax in-process research and development charge of $169 million primarily related to the revised agreement with ImClone, and pre-tax restructuring and other charges of $68 million, partially offset by a pre-tax gain on sale of product lines of $30 million. The Company also recorded an income tax benefit of $235 million related to the settlement of certain prior year tax matters and the expected settlement of ongoing tax litigation. In addition, the Company recorded after-tax gains in discontinued operations on the sale of its Clairol business of $32 million as a result of lower than expected post-closing costs and the final purchase price settlement.

•      The Company has continued its efforts to improve financial controls and reporting following its restatement of financial results last year.  In  2003, prior to the fourth quarter, the Company recorded certain charges and adjustments to correct prior period errors, the larger of which have been previously disclosed.  With the additional items described under Fourth Quarter Results, the Company is evaluating the cumulative impact of these charges and adjustments.

In aggregate, in 2003, the Company recorded net pre-tax charges of $97 million to correct accounting errors related to prior periods.  This amount represents charges of $199 million and credits of $102 million.

The charges are comprised of a $65 million decrease to net sales, $125 million of increases in marketing, selling and administrative expenses, $3 million of increases in cost of products sold, and a $6 million increase to other expenses.  These charges primarily relate to corrections of the Company’s historical accounting policies to conform the accounting to GAAP in areas in which the Company believed the impact of its previous practices were immaterial and, to a lesser extent, relate to correction of errors in the application of GAAP.  The Company recorded these pre-tax charges of $67 million in the second quarter of 2003, $45 million in the third quarter of 2003 and $87 million in the fourth quarter of 2003 to correct prior period errors.

The credits are comprised of a $24 million  decrease to marketing, selling and administrative expenses, and a $78 million increase to other income.  These credits primarily relate to correction of errors in the Company’s prior period accounting due to a failure to timely adjust miscellaneous accounts, such as accruals, to required amounts.  The Company recorded  pre-tax credits of $15 million in the first quarter of 2003, $48 million in the second quarter of 2003, $12 million in the third quarter of 2003 and $27 million in the fourth quarter of 2003 to correct prior period errors.

The larger items of those described above were charges of $67 million to marketing, selling and administrative expenses related to certain international employee benefits plans primarily to reflect a change from the cash to the accrual basis of accounting, $65 million to net sales for rebates issued under the Women Infants and Children (WIC) Program which the Company now accounts for by accruing rebates expected to be issued at the date of revenue recognition, rather than the date the WIC coupons are issued,  $29 million to marketing, selling and administrative expenses to correct prior year intercompany balances and $19 million to marketing, selling and administrative expenses related to employee vacation expenses to reflect a change from the cash to the accrual basis of accounting.

In addition to these pre-tax matters, the Company recorded a charge to equity income from affiliates of $48 million in the third quarter of 2003 to adjust deferred tax net assets related to tax attributes of certain partnership entities in which Sanofi Synthelabo (Sanofi) owns the majority controlling interest.  Further, a portion of the Company’s income tax provision of $1,173 million for 2003 reflects amounts attributable to prior years.  The Company is in the process of identifying the portion of that provision which reflects correction of earlier accounting errors.

Also, the Company has reviewed account classifications as appropriate and made certain reclassifications in prior year financial statements to conform to current year presentation.

•      Prior to filing of its audited 2003 results, the Company will evaluate, individually and in aggregate, the charges and adjustments in 2003 (including the tax provision) which reflect correction of prior period accounting errors.  The Company will determine whether these charges and adjustments should continue to be reflected in 2003 results or whether prior year results should be restated to reflect these items.

FOURTH QUARTER BUSINESS SEGMENT NET SALES

Pharmaceuticals

•      Worldwide Pharmaceutical sales increased 20% to $4.0 billion from $3.4 billion in the prior year.  U.S. pharmaceutical sales increased 23% to $2.2 billion, while international pharmaceutical sales increased 16%, including an 11% favorable foreign exchange impact, to $1.8 billion.

•      Total revenue for ABILIFY®, which is primarily  alliance revenue for the Company’s 65% share of net sales in co-promotion countries with Otsuka Pharmaceutical Co. Ltd., was $80 million. The schizophrenia agent was introduced in the U.S. in November 2002 and by December 2003, has achieved more than a 7% weekly new prescription share of the U.S. antipsychotic market. The Company received approval for a Supplemental New Drug Application (sNDA) for ABILIFY® for maintaining stability in patients with schizophrenia, and has announced that it submitted an sNDA for ABILIFY® for the treatment of acute mania in patients with bipolar disorder to the U.S. Food and Drug Administration (FDA). ABILIFY® is being developed and marketed by Bristol-Myers Squibb and its partner Otsuka Pharmaceutical Co., Ltd.

•      Worldwide sales of the PRAVACHOL® franchise increased 22%, including a 7% favorable foreign exchange impact, to $729 million.

•      Sales of PLAVIX®, a platelet aggregation inhibitor, increased 44% to $808 million. Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, increased 33% to $230 million. AVAPRO®/AVALIDE®, and PLAVIX® are cardiovascular products that were launched from the alliance between Bristol-Myers Squibb and Sanofi.

•      TAXOL® and PARAPLATIN®, the Company’s leading anti-cancer agents, had sales of $239 million and $204 million, respectively. International sales of TAXOL® increased 19%, including favorable foreign exchange of 13%, to $238 million, led by strong sales growth in Europe, primarily France, Germany, Spain and the U.K. PARAPLATIN® sales increased 35% to $204 million.

•      Sales of SUSTIVA®, an anti-retroviral for the treatment of HIV/AIDS, were $139 million, an increase of 30% over the prior year.

•      Sales for REYATAZ™, a protease inhibitor for the treatment of HIV/AIDS launched in the United States in July 2003, were $49 million.

•      Sales of the GLUCOPHAGE® franchise increased 28% to $225 million. GLUCOPHAGE® IR sales decreased 49% to $19 million, while GLUCOVANCE® sales grew 45% to $109 million, and GLUCOPHAGE® XR (Extended Release) tablets sales grew 82% to $89 million.

Oncology Therapeutics Network

•      Sales by Oncology Therapeutics Network (OTN), a specialty distributor of anti-cancer medicines and related products, increased 11% to $589 million.

Nutritionals

•      Worldwide Nutritional sales of $506 million increased by 9%, with no foreign exchange impact, from prior year levels, as international sales increased 5%, with no foreign exchange impact, and U.S. sales increased 13%. Mead Johnson continues to be the leader in the U.S. infant formula market. Sales of ENFAMIL®, the Company’s largest-selling infant formula, increased 12% to $201 million.

Other Healthcare

•      Worldwide sales for the Other Healthcare segment increased 2%, including a 5% favorable foreign exchange impact, to $442 million. ConvaTec sales increased 10%, including an 8% favorable foreign exchange impact, to $226 million. Medical Imaging sales increased 1% to $126 million. Consumer Medicines sales decreased 14% to $90 million.

DEVELOPMENTS

•      The Biologics License Application (BLA) for ERBITUX™, the anticancer agent that Bristol-Myers Squibb is developing in partnership with ImClone Systems, Incorporated, will be reviewed for  accelerated approval and has been granted priority review designation by the  FDA. Based on the priority review designation, the FDA has six months from the submission date, or until February 13, 2004 to take action on the BLA filing.

•      In the fourth quarter, the Company and Corgentech Inc., a biotechnology company, entered into an agreement to jointly develop and commercialize Corgentech’s E2F Decoy (edifoligide sodium), a treatment for the prevention of vein graft failure following coronary artery bypass graft and peripheral artery bypass graft surgery. The product is currently being evaluated in two Phase III clinical trials and the FDA has granted fast track status for both indications. The Company made an initial payment of $45 million in the fourth quarter, which was expensed.  Further, there is the potential for additional $205 million of payments in clinical and regulatory milestone payments, and arrangements for profit sharing, which was not included in the fourth quarter results.

•      In the fourth quarter, the Company and Lexicon Genetics Incorporated formed a broad alliance for drug discovery, development and commercialization in the neuroscience field.  The alliance is designed to accelerate the discovery and development of breakthrough therapies to address significant, unmet medical needs in psychiatry and neurology. The Company made an initial payment of $36 million in the fourth quarter, which was expensed.

•      In the fourth quarter, the Company confirmed that Mead Johnson & Company, a wholly owned subsidiary of the Company, had reached an agreement with Novartis AG to sell to Novartis its Adult Nutritional business. Under the terms of the agreement, Novartis will acquire the brands, trademarks, patents and intellectual property rights of the Mead Johnson global adult medical nutrition business for $385 million in cash. The Company expects to record a gain on this transaction which is expected to close in the first quarter of 2004.

•      The Company has also agreed to acquire Acordis Speciality Fibres (Acordis), a privately held company based in the United Kingdom that  licenses patent rights and supplies materials to ConvaTec for its Wound Care line. The transaction is expected to close in the first quarter of this year.

Outlook

The Company estimates its fully-diluted earnings per share for 2004 to be between $1.50 and $1.55 on an adjusted non-GAAP basis.  These estimates exclude certain types of items included in earnings per share under GAAP as set forth under “Use of Non-GAAP Financial Information,” most significantly, an expected gain on disposition of the Mead Johnson Adult Nutritional business, reduced by charges for announced milestone payments for in-process research and development in connection with external development activities, in-process research and development in the Acordis acquisition, and anticipated restructurings and relocations. Taking the specified items into account, the estimate of fully diluted earnings per share would be $1.50 to $1.55.   Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the Company’s website. This information does not include other items, which may occur during the year, such as charges relating to new transactions or arrangements resulting in write-off of in-process research and development, restructurings and significant legal proceedings.

These estimates take into account estimated losses of net sales in 2004 in the range of $1.2 to $1.3 billion from the 2003 levels for products which have lost or will lose exclusivity protections in 2003 or 2004, specifically the Metformin franchise in the U.S., TAXOL in Europe, MONOPRIL in the U.S. and Canada, Pravastatin in certain countries in Europe, PARAPLATIN in the U.S. and SERZONE in the U.S.   Sales rose in 2003, resulting in a higher base, and generic competition did not develop in 2003 as expected, thereby increasing the expected level of exclusivity losses in 2004. In addition, exclusivity losses for PARAPLATIN anticipated to occur primarily in 2005 will be accelerated into 2004 if an anticipated six-month extension based on pediatric studies is not obtained by April 2004.   The amounts of sales reductions from exclusivity losses, their realization in particular periods and the eventual levels of remaining sales revenues are uncertain and dependent on the levels of sales at the time exclusivity protection ends, the timing and degree of development of generic competition (speed of approvals, market entry and impact) and other factors.  Subject to these uncertainties, the Company estimates that there will be incremental exclusivity losses in each of the next several years, as measured against the net sales levels at the time exclusivity will be lost, of between $1 billion and the amount for 2004 in each year.

The Company believes these exclusivity losses will be more or less offset by growth of revenues resulting from growth of the Company’s in-line products, including PLAVIX, AVAPRO/AVALIDE and SUSTIVA, the growth of recently launched exclusive products, ABILIFY and REYATAZ, and by the introduction of late-stage pipeline products that may be approved within the next thirty-six months such as ERBITUX, CTLA4Ig, entecavir and muraglitazar.  Additionally, OTN sales growth is expected to continue.  This belief is subject to any adverse determination that may occur with respect to the PLAVIX patent litigation described below.  In addition, there can be no assurance as to when or if the Company will obtain the required regulatory approvals for its late-stage pipeline products.  The Company expects the resulting product mix to pressure Company margins because the products losing exclusivity protection carry higher margins than products expected to grow sales.

The Company has historically reviewed and will continue to review its cost base.  Decisions that may be taken as a result of these reviews may result in restructuring or other charges later this year or in future periods.  At the same time, the Company expects to invest behind in-line products and in its research and development pipeline, particularly late-stage products, reflected in guidance.   External development and licensing will remain important elements of the Company’s strategy, but the potential cost and impact of any transactions that may be entered into in the future are not built into the Company’s plans or guidance with respect to 2004 earnings.

The Company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations.  For discussion of these matters and their potential impact on the Company, please refer to the discussion above of reserves for certain legal matters established in the fourth quarter and to the Company’s Quarterly Report on Form 10-Q for Third Quarter of 2003.

The Company’s expectations for future sales growth described above include substantial expected increases in sales of PLAVIX which had net sales of approximately $2.5 billion in 2003.  The composition of matter patent for PLAVIX , which expires in 2011, is currently the subject of litigation in the United States.  The Company continues to believe that the patent is valid and that it is infringed, and with its alliance partner and patent-holder Sanofi-Synthelabo, is vigorously pursuing the case.  It is not possible at this time reasonably to assess the outcome of this litigation, or if there were an adverse determination in this litigation, the timing of potential generic competition for PLAVIX.  However, if generic competition were to occur, the Company believes it is very unlikely to occur before sometime in the year 2005.  Loss of market exclusivity for PLAVIX and the subsequent development of generic competition would be material to the Company’s sales of PLAVIX and results of operations and cash flows and could be material to its financial condition and liquidity.

Use Of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain  costs, expenses, gains and losses and other specified items.  Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of product lines, from sale or write-down of equity investments and from discontinuations of operations; restructuring and similar charges; charges relating to significant legal proceedings; co-promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement. This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the Company’s baseline performance before items that are considered by the Company to be not reflective of the Company’s operational results.   In addition, this information is among the primary indicators the Company uses as a basis for evaluating Company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods.  This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

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Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals,

plans and projections regarding the Company’s financial position, results of operations market position, product development and business strategy.  These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.   Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, pricing controls and pressures, competitive product development, changes to wholesaler inventory levels, governmental regulations and legislation, difficulties and delays in product development, manufacturing and sales, patent positions, litigation, and the impact and result of any litigation or governmental investigations related to the financial statement restatement process. There can be no guarantees as to the results of clinical studies, that products will receive regulatory approvals, or that they will prove to be or will continue to be commercially successful.  For further details and a discussion of these and other risks and uncertainties, see the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on January 29, 2004 at 10:30 a.m. (EST) during which Company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 913-981-4900. Materials related to the call will be available at the same Web site prior to the call.

For more information, contact: Jayne O’Connor, 609-252-5120, or Kathy Baum, 609-252-4227, Corporate Affairs, or John Elicker, 212-546-3775, or Sue Walser, 212-546-4631, Investor Relations.

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ABILIFY® is the trademark of Otsuka Pharmaceutical Company, Ltd.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of Sanofi-Synthelabo S.A.

ERBITUX® is a trademark of ImClone Systems Incorporated

GLUCOPHAGE®, GLUCOPHAGE® XR and GLUCOVANCE® are registered trademarks of Merck  Sante, S.A.S., an associate of Merck KGaA of Darmstadt, Germany

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002

(Unaudited, in millions of dollars except prescription data)

The following tables set forth worldwide and U.S. reported net sales for the three and twelve months ended December 31, 2003, compared to the three and twelve months ended December 31, 2002, respectively.  In addition, the tables include, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the Company’s U.S. primary care pharmaceutical prescription products.  The estimated prescription growth amounts are based on third-party data.  A significant portion of the Company’s domestic pharmaceutical sales is made to wholesalers.  Where changes in reported net sales differs from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales		%	U.S. Net Sales		%	% Change in U.S. Total
	2003	2002	Change	2003	2002	Change	Prescriptions vs. 2002

Three Months Ended December 31, 2003

Pravachol	$729	$599	22%	$407	$338	20%	2%
Plavix	808	562	44%	688	490	40%	29%
Taxol	239	214	12%	1	14	-93%	N/A
Paraplatin	204	151	35%	163	116	41%	N/A
Avapro*	230	173	33%	151	113	34%	17%
Enfamil	201	179	12%	140	122	15%	N/A
Sustiva	139	107	30%	82	65	26%	11%
Ostomy	134	126	6%	36	42	-14%	N/A
Monopril	118	85	39%	55	27	104%	-24%
Glucovance	109	75	45%	107	74	45%	-1%
Glucophage XR	89	49	82%	89	49	82%	-16%
Zerit	76	101	-25%	33	53	-38%	-28%
Cefzil	117	105	11%	89	79	13%	-1%
Cardiolite	80	82	-2%	71	72	-1%	N/A
Wound Care	89	77	16%	29	29	—	N/A
Coumadin	54	62	-13%	46	55	-16%	-18%
Abilify (total revenue)	80	25	**	79	25	**	**
Videx/Videx EC	68	64	6%	27	27	—	3%

*Includes Avalide

**In Excess of 200%

	Worldwide Net Sales		%	U.S. Net Sales		%	% Change in U.S. Total
	2003	2002	Change	2003	2002	Change	Prescriptions vs. 2002

Twelve Months Ended December 31, 2003

Pravachol	$2,827	$2,266	25%	$1,605	$1,311	22%	2%
Plavix	2,467	1,890	31%	2,085	1,645	27%	29%
Taxol	934	857	9%	52	138	-62%	N/A
Paraplatin	905	727	24%	769	609	26%	N/A
Avapro*	757	586	29%	474	381	24%	15%
Enfamil	721	750	-4%	486	522	-7%	N/A
Sustiva	544	455	20%	334	295	13%	17%
Ostomy	503	459	10%	154	156	-1%	N/A
Monopril	470	426	10%	228	196	16%	-16%
Glucovance	424	246	72%	419	243	72%	3%
Glucophage XR	395	297	33%	394	296	33%	-3%
Zerit	354	443	-20%	173	245	-29%	-25%
Cefzil	327	287	14%	234	206	14%	-4%
Cardiolite	324	299	8%	285	265	8%	N/A
Wound Care	314	276	14%	104	103	1%	N/A
Coumadin	303	300	1%	277	274	1%	-15%
Abilify (total revenue)	283	25	**	280	25	**	**
Videx/Videx EC	267	262	2%	109	122	-11%	3%

*Includes Avalide

**In Excess of 200%

BRISTOL-MYERS SQUIBB COMPANY

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS*

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003

(In millions of dollars except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Net Sales	$5,571	$4,794	$20,671	$18,119

Cost of products sold	2,080	1,842	7,575	6,510
Marketing, selling and administrative	1,289	1,121	4,578	3,972
Advertising and product promotion	464	390	1,609	1,291
Research and development	714	660	2,279	2,217
Acquired in-process research and development	—	2	—	169
Gain on sale of businesses / product lines	—	—	—	(30)
Provision for restructuring and other items	8	24	16	14
Litigation charge, net	240	—	174	659
Asset impairment charge for ImClone	—	—	—	379
Equity income from affiliates, net	(26)	(23)	(102)	(87)
Other (income)/expense, net (a)	(29)	166	71	251
	4,740	4,182	16,200	15,345
Earnings from Continuing Operations Before Minority Interest and Income Taxes	831	612	4,471	2,774
Provision for income taxes	277	157	1,173	484
Minority Interest, net of taxes	125	81	346	256
Earnings from Continuing Operations	$429	$374	$2,952	$2,034

Discontinued Operations
Net gain on disposal	—	—	—	32

Net Earnings	$429	$374	$2,952	$2,066

Earnings per Common Share:

Basic:
Earnings from Continuing Operations	$0.22	$0.19	$1.52	$1.05
Discontinued Operations
Net gain on disposal	—	—	—	0.02

Net Earnings	$0.22	$0.19	$1.52	$1.07

Diluted:
Earnings from Continuing Operations	$0.22	$0.19	$1.51	$1.05
Discontinued Operations
Net gain on disposal	—	—	—	0.02

Net earnings	$0.22	$0.19	$1.51	$1.07

Average Common Shares Outstanding – Basic	1,937	1,935	1,937	1,936
Average Common Shares Outstanding – Diluted	1,973	1,940	1,950	1,942

(a) Other (income)/expense, net
Interest expense	$138	$106	$488	$410
Interest income	(86)	(47)	(276)	(127)
Foreign exchange transaction losses/(gains)	18	(3)	31	1
Other	(99)	110	(172)	(33)
	$(29)	$166	$71	$251

* Certain amounts in the unaudited consolidated financial statements for the three  months ended December 31, 2002 and in the consolidated financial statements for the twelve months ended December 31, 2002, have been reclassified to conform to current year presentation.